CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 4, 2000, relating to the financial statements and financial highlights which appear in the June 30, 2000 Annual Report to Shareholders of The Simms Funds (comprising, respectively, the U.S. Equity Fund, International Equity Fund and Global Equity Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
October 26, 2000